Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

X3 Holdings Co., Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value US$$0.00003, issuable under the 2026 Stock Option Plan	(1)	Other	4,781,958	$0.2977	$1,423,588.90	0.0001381	$196.60

Total Offering Amounts:						$1,423,588.90		196.60
Total Fee Offsets:								0.00
Net Fee Due:								$196.60

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Offering Note(s)

(1)	Represents 4,542,860 Class A and 239,098 Class B ordinary shares issuable under the 2026 Stock Option Plan, assumed and adopted on January 6, 2026 (the “2026 Plan”). There is no trading market for the Class B ordinary shares, par value $0.00003 per share (“Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”).

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any share subdivision, share dividends, share split or similar transaction.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high ($0.3254) and low ($0.27) sales prices per share of the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Stock Market as of January 5, 2025.